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Set forth below is a transcript of the question and answer session to the
Cambridge Technology Partners First Quarter Year 2001 Earnings Release Conference Call, held on April 26, 2001 at 10:00 a.m. EST. This transcript supplements the Q1 2001 Conference Call Script, filed with the Securities and Exchange Commission on April 27, 2001, and should be read in conjunction with such script.

                 ---------------------------------------------

OPERATOR: Thank you, sir. And, ladies and gentlemen, the floor is now open for questions. If you do have a question or comment, please (INAUDIBLE) now by press one then four on your touch-tone telephone. If at any point your question has been answered you may remove yourself from the queue by pressing the pound key. And, finally, we do ask that while posing your question that you please pick up your handset if using a speakerphone for sound quality purposes. So, once again, if you do have a question or comment, please press one then four on your touch-tone telephone at this time please. And gentlemen, your first question is coming from Joseph Buttarazzi of Adams Harkness & Hill.

JOSEPH BUTTARAZZI, ADAM HARKNESS & HILL: Good morning. Just a couple of housekeeping questions. What sort of annualized turnover rate did you realize in your billable headcount during the quarter as well? I didn't hear if you had quoted an average bill rate during the quarter?

JACK MESSMAN: Yeah, we did. We said 26 percent. That was for the total voluntary turnover. We don't break it out by billable versus non-billable but we can that number for you if you need that - I just don't have it with me right now.

JOSEPH BUTTARAZZI:  And an average bill rate - did you quote that as well?

PATRICK MOONEY: Well, I'm sorry, Joe - it's Pat Mooney. It's 240 bucks - one method to look at it is sort of a standard average bill rate and that really hasn't changed. Effective bill rates - definitely you can compute that by using utilization rates. I do that on ours and the billable headcount in the quarter.

JOSEPH BUTTARAZZI: Are there particular sectors - economic sectors - or industries that are weaker than others and some that, in fact, may be strong for you these days?

JACK MESSMAN: Well, I think we experienced the same thing that others did which was that the financial services and telecommunications sectors were hit a little harder in the quarter than others were but that's because those areas had their own problems so it's not unusual that we would have that like others have had.

JOSEPH BUTTARAZZI: OK. And then just with regards to the transaction itself with Novell, is there - could you perhaps walk us just to bring down the timetable not specific to yourself but what's typical, in fact, with these sorts of transactions? Particularly filing of Hart Scott Rodino, I noticed it doesn't seem like you filed that. I'm not sure whether or not you should have filed it at this point or not. As well, if you could perhaps touch on a shareholder meeting. I'm not - again, in the "S" four I didn't see any references to when that might occur or what sort of voting percentages you may need to have the transaction go through?

JACK MESSMAN: Well, we filed an "S" four last Friday. And we've already filed a Hart Scott Rodino. We expect that the SEC will take their full time to review this transaction because they don't have other deals to work on. As you know there aren't very many IPOs being done. So we would expect that they will take their normal 30 days. And then we'll have - we typically would give shareholders 30 days to vote. So we're looking at 60 days at the earliest, I think. It depends on how long it takes us to answer any questions they may have. So I think end of June, early July is the current timeframe but it could take longer if the SEC takes longer. I think all we need is the 51 percent . .
 .

UNKNOWN MALE #1:  Of all shareholders.

JACK MESSMAN:  . . . of all shareholders . . .

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UNKNOWN MALE #1:  Yeah, right.

JACK MESSMAN:  . . . approving.

UNKNOWN MALE #1:  Right.

JOSEPH BUTTARAZZI: And you won't - you won't send proxy agents out perhaps until after you get the feedback from the SEC presumably?

JACK MESSMAN: Yeah, we won't file the - we won't send the "S" four out to shareholders until we've got SEC comments and our answers done or back to them and they're included in the "S" four. Then we'll circulate like a normal proxy and ask them for their votes.

JOSEPH BUTTARAZZI: And then on a strategic level, the transaction is reminiscent of a transaction from another company that was in Novell's sector - Banion Systems (ph) . . .

UNKNOWN MALE #1:  Yeah.

JOSEPH BUTTARAZZI: . . . several years ago has tried to make this transformation and is now (INAUDIBLE) presence. And it's making some headway, I guess, with some agreements with Microsoft, which seems to me has basically bought the Banion (ph) installed base and made an agreement with ePresence (ph) to allow them to do the integration of the - of the Microsoft product set. Is that something that Novell has in mind here down the road at some point?

JACK MESSMAN: I doubt that we would be looking to have a stronger relationship with Microsoft given the competitive products that we have but - and I don't think we're going to go the Banion (ph) route, which was to abandon their products and focus on services. We believe we have very strong products which Novell's got fantastic technology in that allows us to create solutions that are differentiable from our competitors. Particularly the eDirectory (ph) product and the Direct XML (ph) tool which allows various databases to be integrated into the directory.

There are some solutions coming along in the next few months hopefully that will significantly show how Novell technology enables solutions that people haven't thought of today. I asked our people when we were considering this transaction why they had not sold more - or not - they don't sell products - but why they had not included more Novell technology in their solutions and after they looked at Novell products. They came back and said that the solutions that use Novell products are just starting to hit the marketplace. And we had some of those solutions in the works. There were some solutions regarding security. The ability to access various databases with single sign on and having all of the security and authorization and authentication you need to make that work is very important. As an example Novell has installed their own products in their own company and today when a Novell employee signs onto the system, they're really signing onto the Internet and accessing the company's systems and databases through the Internet thereby saving themselves somewhere upwards of $7 million in telecommunications costs.

So this is the type of solution that we expect that our consultants will be able to recommend to clients which have a very high ROI than they want. And these are the kinds of investments that clients will make even in these tough times. So having the technology to do those sort of things and what Novell also does is in addition to accessing the company's system through the Internet is they're able to use their portal services products to create a personalized portal for each employee in the company which is based on their level on authentication that they need to have. In other words a clerk gets to see one level of information and an executive gets to see another level of authentication. And those kinds of policy rules and decision are built into the directory and it controls the security and the level of authority that people have to get the information. So using the directory and the - and the portal service technology that Novell has, you can significantly saving on many costs. And this should get an improved information in the hands of your people.

Those are the kinds of solutions that the Novell technology enables.

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JOSEPH BUTTARAZZI:  OK, thanks a lot.

OPERATOR: Thank you. And as a reminder, if you do have a question, please indicate so now by press one then four on your touch-tone telephone, please.

OK, gentlemen, I'm not showing any other questions in the queue at this time. Do you have any closing comments you would like to finish with?

JACK MESSMAN: No. Thank you all. We'll hear you - we'll be in touch with you next quarter. Thank you.

OPERATOR: And thank you, ladies and gentlemen. This does conclude Cambridge Technology Partners first quarter year 2001 earnings release conference call. You may disconnect your phone lines at this time and have a great day. Thank you again for your participation.

END

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